CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)

Global Medium-Term Notes, Series A	$1,764,000	$227.20

(1)                         Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated September 23, 2014 (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Index Supplement dated July 19, 2013)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$1,764,000 SuperTrackSM Notes due September 28, 2016 Linked to the Performance of the EURO STOXX 50® Index Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Initial Valuation Date:	September 23, 2014
Issue Date:	September 26, 2014
Final Valuation Date:	September 23, 2016*
Maturity Date:	September 28, 2016*
Reference Asset:	EURO STOXX 50® Index (the “Index”) (Bloomberg ticker symbol “SX5E <Index>”)
Upside Leverage Factor:	1.30
Maximum Return:	22.10%
Index Return:	The performance of the Index from the Initial Level to the Final Level, calculated as follows: Final Level – Initial Level Initial Level
Initial Level:	3,205.93, the Index Closing Level on the Initial Valuation Date.
Final Level:	The Index Closing Level on the Final Valuation Date.
Payment at Maturity:

If you hold your Notes to maturity, you will receive (subject to our credit risk) on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows, subject to the Maximum Return:

▪     If the Index Return is positive, you will receive a cash payment per $1,000 principal amount Note that you hold calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

If the Index Return is 17.00% or more, you will receive a payment at maturity of $1,221.00 per $1,000 principal amount Note, the maximum possible payment on the Notes.

▪     If the Index Return is less than or equal to 0.00% and equal to or greater than -15.00%, you will receive a cash payment per $1,000 principal amount Note that you hold determined as follows:

$1,000 + [$1,000 x Index Return]

▪     If the Index Return is less than -15.00%, you will receive a cash payment of $850.00 per $1,000 principal amount Note that you hold.

You may lose up to 15% of the principal amount of your Notes. If the Final Level of the Index is less than the Initial Level, you will be fully exposed to the negative performance of the Index, subject to a maximum loss of 15% of the principal amount of your Notes. You will receive at least $850.00 per $1,000 principal amount Note that you hold only if you hold your Notes to maturity.  Any payment on the Notes, including any principal protection provided at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public(1)(2)	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	1.75%	98.25%
Total	$1,764,000	$1,764,000	$30,870	$1,733,130

(1)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is $975.90 per Note.   The estimated value is less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-1 of this pricing supplement.

(2)          Barclays Capital Inc. will receive commissions from the Issuer equal to 1.75% of the principal amount of the Notes, or $17.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

One or more of our affiliates may purchase up to 15% of the aggregate principal amount of the Notes and hold such Notes for investment for a period of at least 30 days. Accordingly, the total principal amount of the Notes may include a portion that was not purchased by investors on the Issue Date. Any unsold portion held by our affiliate(s) may affect the supply of Notes available for secondary trading and, therefore, could adversely affect the price of the Notes in the secondary market. Circumstances may occur in which our interest or those of our affiliates could be in conflict with your interests.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

We may use this pricing supplement in the initial sale of Notes.  In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of Notes, Continued

Index Closing Level:

With respect to any date, the official closing level of the Index published at the regular weekday close of trading on that date as displayed on Bloomberg Professional® service page “SX5E<Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement.

Calculation Agent:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
CUSIP/ISIN:	06741UKH6 / US06741UKH67

*                  Subject to postponement in the event of a Market Disruption Event, as described under “Selected Purchase Considerations—Market Disruption Events and Adjustments” in this pricing supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-5 of this pricing supplement.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Index Supplement dated July 19, 2013

http://www.sec.gov/Archives/edgar/data/312070/000119312513295727/d570220d424b3.htm

Our SEC file number is 1-10257.  As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

HYPOTHETICAL EXAMPLES OF PAYMENTS AT MATURITY

The following table illustrates the hypothetical total return on the Notes under various circumstances.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following table have been rounded for ease of analysis and do not take into account any tax consequences of investing the notes.  The hypothetical examples below also make the following key assumptions:

•                  Hypothetical Initial Level: 100.00*

•                  Upside Leverage Factor: 1.30

•                  Maximum Return: 22.10%

* The hypothetical Initial Level of 100.00 has been chosen for illustrative purposes only. The actual Initial Level of the Index is 3,205.93, which was the Index Closing Level on the Initial Valuation Date. For more information about recent levels of the Index, please see “Information Regarding the Index” below.

Final Level	Index Return	Payment at Maturity**	Total Return on Notes
150.00	50.00%	$1,221.00	22.10%
140.00	40.00%	$1,221.00	22.10%
130.00	30.00%	$1,221.00	22.10%
120.00	20.00%	$1,221.00	22.10%
117.00	17.00%	$1,221.00	22.10%
115.00	15.00%	$1,195.00	19.50%
110.00	10.00%	$1,130.00	13.00%
105.00	5.00%	$1,065.00	6.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$950.00	-5.00%
90.00	-10.00%	$900.00	-10.00%
85.00	-15.00%	$850.00	-15.00%
80.00	-20.00%	$850.00	-15.00%
70.00	-30.00%	$850.00	-15.00%
60.00	-40.00%	$850.00	-15.00%
50.00	-50.00%	$850.00	-15.00%
40.00	-60.00%	$850.00	-15.00%
30.00	-70.00%	$850.00	-15.00%
20.00	-80.00%	$850.00	-15.00%
10.00	-90.00%	$850.00	-15.00%
0.00	-100.00%	$850.00	-15.00%

**per $1,000 principal amount Note

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Index increases from an Initial Level of 100.00 to a Final Level of 105.00.

Because the Index Return is positive, and the Index Return times the Upside Leverage Factor is less than the Maximum Return, the investor receives a payment at maturity of $1,130.00 per $1,000.00 principal amount Note calculated as follows:

$1,000 + [$1,000 × Index Return × Upside Leverage Factor]

$1,000 + [$1,000 × 10.00% × 1.30] = $1,130.00

The total return on investment of the Notes is 13.00%.

Example 2: The Index increases from an Initial Level of 100.00 to a Final Level of 120.00.

Because the Index Return times the Upside Leverage Factor exceeds the Maximum Return, the investor receives a payment at maturity of $1,221.00 per $1,000 principal amount Note that they hold, the maximum possible payment on the Notes.

The total return on investment of the Notes is 22.10%.

Example 3: The Index decreases from an Initial Level of 100.00 to a Final Level of 90.00.

Because the Index Return is negative and is not less than -15.00%, the investor will receive a payment at maturity of $900.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 x Index Return]

$1,000 + [$1,000 x -10.00%] = $900.00

The total return on investment of the Notes is -10.00%.

Example 4: The Index decreases from an Initial Level of 100.00 to a Final Level of 70.00.

Because the Index Return is less than -15.00%, the investor receives a payment at maturity $850.00 per $1,000 principal amount Note.

The total return on investment of the Notes is -15.00%.

SELECTED PURCHASE CONSIDERATIONS

•                  Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

o                 For a description of what constitutes a Market Disruption Event with respect to the Index as well as the consequences of that Market Disruption Event, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities”; and

o                 For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index”.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such dates. In such a case, the Maturity Date will be postponed by the same number of Business Days from but excluding the originally scheduled Final Valuation Date to and including the originally scheduled Maturity Date.

•                  Exposure to European Equities of the Index—The Index provides a blue-chip representation of supersector leaders in the Eurozone. The Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers fifty stocks from twelve Eurozone countries. For additional information about the Index, see “Information Regarding the Index” below and “Non-Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

•                  Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement.  In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this pricing supplement is materially correct.  The Notes should be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes.  Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity.  This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be.  Your basis in the Notes will be increased by the interest that you include in income and you will recognize gain or loss upon the maturity of the Notes equal to the difference between your tax basis in the Notes immediately prior to your receipt of the final payment and your tax basis in the Notes.  In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss.  If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the

Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase).  These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks.  Investing in the Notes is not equivalent to investing directly in the Index.  These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•                  “Risk Factors—Additional Risks Relating to Securities with a Maximum Return, Maximum Rate, Ceiling or Cap”;

•                  “Risk Factors—Additional Risks Relating to Securities Which Contain a Multiplier”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Additional Risks Relating to Notes Which Pay No Interest or Pay Interest at a Low Rate”.

In addition to the risks described above, you should consider the following:

•                  Your Investment in the Notes May Result in a Loss—The minimum payment that you will receive at maturity, assuming you hold your Notes to maturity, is $850.00 per $1,000 principal amount Note. If the Final Level of the Index is less than the Initial Level, you will be fully exposed to the negative performance of the Index, subject to a maximum loss of 15% of your principal.  Accordingly, you may lose up to 15% of the principal amount of your Notes.

Any payment on the Notes, including any principal protection feature, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party.  For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

•                  Your Maximum Gain on the Notes Is Limited to the Maximum Return—If the Final Level is greater than the Initial Level, for each $1,000 principal amount Note, you will receive at maturity (subject to our credit risk) $1,000 plus an additional amount that will not exceed $1,000 multiplied by the Maximum Return. Accordingly, the maximum payment that you may receive at maturity will be $1,221.00 per $1,000 principal amount Note that you hold.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any principal protection provided at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•                  The Payment at Maturity of Your Notes is Not Based on the Level of the Index at Any Time Other than the Final Level on the Final Valuation Date (As Compared to the Initial Level)—The Final Level of the Index will be based solely on the Index Closing Level on the Final Valuation Date.  Therefore, if the level of the Index drops precipitously on the Final Valuation Date, the payment at maturity, if any, that you will receive for your Notes may be significantly less than it would otherwise have been had such payment been linked to the level of the Index prior to such drop.

•                  Non-U.S. Securities Markets Risks—The component stocks of the Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of the component stocks of the Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of such component stocks may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•                  The Notes are Subject to Currency Exchange Rate Risk—The component stocks of the Index are traded and quoted in foreign currencies on non-U.S. markets. Therefore, holders of the Notes will be exposed to currency exchange rate risk with respect to the currencies in which the stocks comprising the Index are denominated.  Currency exchange rates may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. If the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity. If the value of the currencies in which Index components are denominated strengthens against the U.S. dollar during the term of your Notes, you may not obtain the benefit of that increase, which you would have had you owned directly the securities included in the Index.

•                  The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated value referenced above may be lower if such estimated value was based on the levels at which our benchmark debt securities trade in the secondary market.

•                  The Estimated Value of Your Notes is Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is lower than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                  The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize.  These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                  The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                  We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                  Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your Notes to maturity.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o                 the expected volatility of the Index;

o                 the time to maturity of the Notes;

o                 the dividend rate on the common stocks underlying the Index;

o                 interest and yield rates in the market generally;

o                 the supply and demand for the Notes;

o                 a variety of economic, financial, political, regulatory or judicial events; and

o                 our creditworthiness, including actual or anticipated downgrades in our credit ratings.

INFORMATION REGARDING THE INDEX

As noted above, the Index provides a blue-chip representation of supersector leaders in the Eurozone. The Index represents supersector leaders in the Eurozone in terms of free-float market capitalization and covers fifty stocks from twelve Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

For more details about the Index, the index sponsor and license agreement between the index sponsor and the issuer,  as well as certain risk factors that you should consider, see “Reference Assets—Non-Proprietary Indices-Equity Indices—EURO STOXX 50® Index” and “Risk Factors” on page IS-8 and IS-2, respectively, of the accompanying index supplement.

Historical Performance of the Index

You should not take the historical levels of the Index as an indication of the future performance of the Index. The level of the Index has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the level of the Index during any period shown below is not an indication that the Index is more or less likely to increase or decrease at any time during the life of the Notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the Index. The actual performance of the Index over the life of the notes, as well as the payment at maturity, may bear little relation to the historical levels shown below.

The table below shows the high, low and final Index Closing Levels for each of the four calendar quarters in 2008, 2009, 2010, 2011, 2012 and 2013 and the first, second and third calendar quarters of 2014 (through September 23, 2014). We obtained the Index Closing Levels listed in the table below and shown in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2008	4,339.23	3,431.82	3,628.06
June 30, 2008	3,882.28	3,340.27	3,352.81
September 30, 2008	3,445.66	3,000.83	3,038.20
December 31, 2008	3,113.82	2,165.91	2,447.62
March 31, 2009	2,578.43	1,809.98	2,071.13
June 30, 2009	2,537.35	2,097.57	2,401.69
September 30, 2009	2,899.12	2,281.47	2,872.63
December 31, 2009	2,992.08	2,712.30	2,964.96
March 31, 2010	3,017.85	2,631.64	2,931.16
June 30, 2010	3,012.65	2,488.50	2,573.32
September 30, 2010	2,827.27	2,507.83	2,747.90
December 31, 2010	2,890.64	2,650.99	2,792.82
March 31, 2011	3,068.00	2,721.24	2,910.91
June 30, 2011	3,011.25	2,715.88	2,848.53
September 30, 2011	2,875.67	1,995.01	2,179.66
December 31, 2011	2,476.92	2,090.25	2,316.55
March 31, 2012	2,608.42	2,286.45	2,477.28
June 30, 2012	2,501.18	2,068.66	2,264.72
September 30, 2012	2,594.56	2,151.54	2,454.26
December 31, 2012	2,659.95	2,427.32	2,635.93
March 31, 2013	2,749.27	2,570.52	2,624.02
June 30, 2013	2,835.87	2,511.83	2,602.59
September 30, 2013	2,936.20	2,570.76	2,893.15
December 31, 2013	3,111.37	2,902.12	3,109.00
March 31, 2014	3,172.43	2,962.49	3,161.60
June 30, 2014	3,314.80	3,091.52	3,228.24
September 23, 2014*	3,289.75	3,006.83	3,205.93

* For the period commencing July 1, 2014 and ending on September 23, 2014

The following graph sets forth the historical performance of Index the based on daily Index Closing Levels from January 1, 2008 through September 23, 2014. The Index Closing Level on September 23, 2014 was 3,205.93.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent commits to take and pay for all of the Notes, if any are taken.